Exhibit 3.1
AMENDMENT TO
AMENDED AND RESTATED BYLAWS OF
PENWEST PHARMACEUTICALS CO.
     The Amended and Restated Bylaws of Penwest Pharmaceuticals Co. (the “Bylaws”) are hereby amended as follows:
1.  A new ARTICLE VI, Section 6.7 shall be added to the Bylaws after ARTICLE VI, Section 6.6, which shall read as follows:
     SECTION 6.7. SHARES WITHOUT CERTIFICATES. Notwithstanding any other provisions herein, the board of directors may authorize the issuance of some or all of the shares of any or all of the corporation’s classes or series without certificates. The authorization does not affect shares already represented by certificates until they are surrendered to the corporation. Within a reasonable time after the issuance or transfer of shares without certificates, the corporation shall send the shareholder a record containing the information required under Section 23B.06.260(2) of the Washington Business Corporation Act (or any successor provision in the Washington Business Corporation Act).
2.  ARTICLE VI, Section 6.4 of the Bylaws is deleted in its entirety and the following is substituted in lieu thereof:
     SECTION 6.4. TRANSFER OF SHARES. Transfer of shares of the corporation shall be made only on the stock transfer books of the corporation by the holder of record thereof or by such holder’s legal representative who shall furnish proper evidence of authority to transfer, or by such holder’s attorney thereunto authorized by power of attorney duly executed and filed with the secretary of the corporation, and if such shares are represented by certificates, by the surrender for cancellation of the certificate for the shares. All certificates surrendered to the corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled.
3.  Except as aforesaid, the Bylaws shall remain in full force and effect.
Adopted by the Board of Directors of
Penwest Pharmaceuticals Co. on
November 7, 2007